UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2018

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.     Costs Associated with Exit or Disposal Activities.

On May 16, 2018, Destination XL Group, Inc. (the “Company”) committed to a corporate restructuring plan (“Restructuring”) to accelerate the Company's path to profitability by aligning its expense structure with its revenues.

The Company expects to eliminate approximately 56 positions, which represents 15% of its corporate work force, or 2% of its total work force, in connection with the Restructuring.  Approximately 36 employees were notified of their termination on May 16, 2018 with the remaining 20 positions representing open positions that will not be filled. The Company has offered cash severance benefits to the eligible affected employees.  Each affected employee’s eligibility for these severance benefits is contingent upon such employee’s execution (and no revocation) of a separation agreement, which includes a general release of claims against the Company.

The Company expects to incur aggregate charges in the second quarter of fiscal 2018 of approximately $1.7 million for employee severance and one-time termination benefits, as well as other employee-related costs associated with the Restructuring. Cash expenditures associated with the Restructuring are expected to be approximately $1.3 million.

As a result of this Restructuring, the Company expects to realize savings of approximately $5.6 million in SG&A (selling, general and administrative) expenses in fiscal 2018, of which $2.4 million was previously identified by the Company and factored into fiscal 2018 earnings expectations, resulting in an incremental net savings this year of $3.2 million.  The savings are primarily related to payroll, travel, benefits and non-essential project expenses, with annualized savings of approximately $10.3 million.

The timing and costs of the Restructuring may vary from the Company's current estimates based on many factors, including the finalization of timetables for the transition of functions, consultations with employees, and the statutory severance requirements of particular legal jurisdictions impacted. The Company may incur other material charges not currently anticipated due to events that may occur as a result of, or associated with, the Restructuring and related activities.

This Current Report on Form 8-K contains “forward-looking statements” regarding expectations about the Restructuring, including expected costs and cash expenditures, estimated savings, and the expected impact of the program on profitability.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “believe,” “should,” “project,” or “plan,” or variations thereof or other similar terminology. These forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements included in this report. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to successfully implement the Restructuring and realize savings, changes in the estimates of other costs related to the Restructuring, and other factors described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the SEC on March 23, 2018 and subsequent filings with the SEC.

The Company assumes no responsibility to update forward-looking statements or to adapt them to future events or developments after the date of this report.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Restructuring, on May 16, 2018, Kenneth Ederle, the Company’s Senior Vice President and Chief Merchandising Officer and a Named Executive Officer in fiscal 2017, has separated from the Company. Mr. Ederle’s separation was without cause and he is entitled to receive severance pursuant to his employment agreement with the Company dated as of September 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DESTINATION XL GROUP, INC.
Date:	May 16, 2018	By:	/s/ Robert S. Molloy
Robert S. Molloy
Senior Vice President, General Counsel and Secretary